UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 10549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.


                           Commission File Number: 0-19051



                          LXE INC.
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    (Exact name of registrant as specified in its charter)



         303 Research Drive, Norcross, Georgia  30092
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  Common Stock, $.01 par value
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     (Title of all classes of securities covered by this form)


                            None
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(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12h-4(a)(2)(ii)  [ ]      Rule 15d-6             [X]
     Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 0*

     * On December 31, 1996, the registrant was merged with and into a wholly owned subsidiary ("MergSub") of Electromagnetic Sciences, Inc. As a result of the merger, no shares of the registrant remain outstanding, and the name of MergSub (which has only one shareholder) was changed to LXE Inc.

     Pursuant to the requirements of the Securities Exchange Act of 1934, LXE Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 7, 1997              LXE INC.
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                                    BY:   /s/ William S. Jacobs
                                        -----------------------
                                        William S. Jacobs
                                        General Counsel